AT&T CORP.


                                SENIOR MANAGEMENT


                          BASIC LIFE INSURANCE PROGRAM



                                 OCTOBER 1, 1990


                                 Revised 5/17/95


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                 SENIOR MANAGEMENT BASIC LIFE INSURANCE PROGRAM

                                TABLE OF CONTENTS



PROGRAM
OVERVIEW...............................................................1
ELIGIBILITY....................................................................2
COVERAGE.......................................................................2
CONVERSION
RIGHTS..............................................................2
PROGRAM
ILLUSTRATION...........................................................2
IMPUTED INCOME RATE COMPARISON WITH BASIC GROUP LIFE
INSURANCE.................3
PREMIUM
PERIOD.................................................................3
CASH
VALUE.....................................................................3
CASH
AVAILABILITY..............................................................4
INSURABILITY...................................................................4
TRANSFER/ASSIGNMENT OF
OWNERSHIP...............................................4
EARLY RETIREMENT OR
TERMINATION................................................5
DEMOTION.......................................................................5
CONTRACTUAL
AGREEMENT..........................................................6
SECURED
BENEFIT................................................................6
TAXES..........................................................................7
ENROLLMENT.....................................................................7










Program Overview

The Senior Management Basic Life Insurance Program (SMBLIP) is an arrangement where the Company and you purchase a permanent life insurance policy on your life. SMBLIP replaces the pre-age 65 one times salary rounded to the next higher $1,000 death benefit provided under the AT&T Corp. Basic Group Life Insurance Plan.

The Company pays the annual premium. Your W-2 will reflect an imputed income amount associated with the insurance coverage provided to you under the policy. In certain cases, e.g., your death before retirement, the total benefits will be shared between the Company and your designated beneficiary but the Company will share in the death benefit only to the extent that the total insurance amount exceeds one times your salary rounded to the next highest $1,000. This type of arrangement is known in the insurance industry as "Split Dollar."

After attaining normal retirement (age 65) or, if later, 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations
Section 7702 guidelines) from the date of issuance of this policy, the Company will recoup its premium payments from the cash value build-up and cease to have any interest in the policy. The remaining cash value will be sufficient to maintain your death benefit without further premium payments.

As in the Basic Group Life Insurance Plan, your death benefit will change to reflect any change in your salary. At retirement, your death benefit will become frozen at your final annual salary rounded to the next higher $1,000. During the period in which the Company makes premium payments, your imputed income will increase to reflect your increasing age, as well as any increase in death benefit. Your imputed income will be lower than under the current Basic Group Life Insurance Plan because it will be based on the insurers' term life insurance rates, which are lower than the corresponding federal government standard rates for group insurance. After premium payments discontinue, i.e., the later of your attaining age 65 or 10 years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) from the policy issue date, you will have no further imputed income.

Although this arrangement is primarily designed to pay a benefit upon your death, there is also a cash value build-up. Once sufficient funds have accumulated and the Company no longer has an interest in the policy because it has recouped its premiums, you have the option to use some or all of the remaining cash in lieu of some or all of the death benefit.

AT&T Corp. has selected two insurers to provide the SMBLIP coverage. You will therefore have two policies on your life; one from each insurer, and each insurer will provide half the defined amount of death benefit on your life.






Eligibility

SMBLIP is for active AT&T Corp. Senior Managers. Employees who are promoted to or hired as Senior Managers are immediately eligible to enroll in this program.


Coverage

SMBLIP is provided as a replacement to the death benefit coverage associated with the Basic Group Life Insurance Plan. The benefit is one times salary rounded to the next higher $1,000.

The death benefit will be updated to reflect changes in your salary. There may be circumstances where a large increase in salary and, therefore, a corresponding increase in death benefit, will require providing medical information to the insurer. By providing this medical information, the insurer is able to keep the premium payments at the lowest level. A medical information waiver, signed by you, will be kept on file in the event this circumstance occurs. This will allow the Company to release, to the insurer, the required information from your Company medical records. Higher death benefit coverage associated with salary increases is guaranteed, no matter what your health circumstances may be at that time.


Conversion Rights

If you were a participant in the AT&T Corp. Basic Group Life Insurance Plan at the time you became eligible for SMBLIP, for a limited period of time you have the right to convert your coverage under the Basic Group Plan to a separate individual policy provided by the group insurance carrier. We suggest you discuss this with your financial advisor before exercising or declining this right. You may exercise this right by contacting your Executive Human Resources Consultant or Rosemarie Wolfstromer at Metropolitan Life directly on 201-712-5463.


Program Illustration

Included as an attachment is a personal illustration based on your current salary. This illustration shows your costs and benefits as well as the Company's, over the life of the policy. It is provided to give a picture of how the policy works and what your tax on imputed income might be, using an assumed salary growth. The actual ongoing life insurance amounts will be different from this illustration.



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Imputed Income Rate Comparison with Basic Group Life Insurance

SMBLIP offers a cost-effective life insurance program for Senior Managers, with imputed income rates substantially below the Basic Group Life rates. (The cost to you of the SMBLIP will be the income tax payable on the amount of your imputed income.)



                  Annual Imputed Income Rate per $1,000 of Life
Insurance

                               Federal Government
                               Standard Rates for
   Age                                        Basic Group
Life           SMBLIP
   ---
----------------           ------
    40                                               $
2.04              $  .57
    45
3.48                 .82
    50
5.76                1.15
    55
9.00                1.62
    60
14.04                2.59



Premium Period

SMBLIP is designed for premiums to be extended over a period of time to ease the impact on cash flow to the Company. This period is normally from the time of your enrollment until the first policy anniversary after you reach age 65. However, in all cases, premiums must be paid for a minimum of 10 years(in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines). Therefore, if you enroll in the program after age 55, the Company will continue premium payments and you will continue to recognize income until the minimum is reached.


Cash Value

This program is designed to provide you with a pre- and post retirement death benefit. However, in addition to the death benefit, there is a cash value build-up. That is, part of each premium is placed in an "investment fund" to earn income. Investment earnings beyond the amounts necessary to provide the death benefit coverage build on a tax advantaged basis in the policy. The policy's cash value is the basis for your subsequent "premium free" death benefit.




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Cash Availability

Under SMBLIP you have considerably greater flexibility than under the Basic Group Life Insurance Plan. After the Company interest has been satisfied, you may reduce your death benefit and utilize the policy cash value in a number of ways. For example:

           a) Loans
              The cash value attributed to you may be withdrawn in the form of a loan. There could be tax implications as well as death benefit diminution associated with a loan.

           b) Income Stream or Lump Sum
              It is possible to convert all or any portion of the policy from a death benefit to either an income "stream" (i.e., an annuity) or a lump sum cash payout. The extent to which you convert to income or cash will cancel or reduce the death benefit. Once you convert, it is not possible to re-establish the original death benefit.

We suggest that you speak with your financial advisor before exercising these options.


Insurability

During the enrollment period you will be guaranteed to be insured. Your imputed income rate, however, will not depend on your health or smoking status. Rather, it will differ from others depending only on age and amount of Death Benefit.
This enrollment methodology also applies to new Senior Managers who enroll within 60 days of becoming a Senior Manager. Enrollment after 60 days may require a medical questionnaire or examination.


Transfer of Ownership

As with the Basic Group Life Insurance Plan, after you take ownership in the policy, you may transfer ownership to anyone you choose, e.g., an individual, trust, etc. Since these transfers are generally construed to be irrevocable, we urge you to consult with an attorney and/or tax advisor before making this decision.

Another option is for you to not take ownership, but rather another, e.g., individual, trust, etc., may apply for ownership of the policy. It is of particular importance that if the original owner of the policy is not you, that the owner should sign as the "Applicant/Owner" and you should sign the application as the "Proposed Insured".


Early Retirement or Termination

If, at retirement, you are "Pension Eligible" (i.e., you retire on an immediate Service or Disability Pension under the AT&T Corp. Management Pension Plan, or with a Disability Allowance or Minimum Retirement Benefit under the AT&T Corp. Senior Management Long Term Disability and Survivor Protection Plan) and you have not reached normal retirement age (65), the Company will continue to pay premiums until you reach age 65 or, if later, ten years (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) from the date of issuance of the policy. During this period you will continue to have imputed income based on your age and the amount of insurance in force. At the end of this period, i.e., the later of the policy anniversary immediately following your attainment of age 65 or the tenth (in some cases it may be longer to avoid violation of the Internal Revenue Service Regulations Section 7702 guidelines) policy anniversary, the premiums will cease and the aggregate Company premiums will be returned to the Company.

If you separate from the Company without being Pension Eligible, the aggregate amount of Company premiums paid up to that point will be immediately returned to the Company from the cash value of the policy. You can, at your option, either maintain the policy by paying the policy premiums, or you may use the remaining cash value (if any) to buy other "self-supporting" life insurance, or you may withdraw any remaining cash value and cancel the policy.

Whether or not you are Pension Eligible, if you leave the Company, and without the Company's consent, establish a relationship with a competitor of the Company or engage in activity in conflict with or adverse to the interests of the Company under the standards of the AT&T Corp. Non-Competition Guidelines and as determined by the AT&T Corp. Management Executive Committee, the process will be the same as with retirement/termination without being Pension Eligible.


Demotion

If you are demoted to a position which is not a Senior Manager, the effect is the same as if terminated from the Company. You will however, automatically become re-eligible for coverage under the AT&T Corp. Basic Group Life Insurance Plan.


Contractual Agreement

One of the unique aspects of this insurance policy is the existence of a contract between you and AT&T Corp.. This agreement has no relationship to employment or any other benefit but rather defines the responsibilities of both the Company and you in the operation of the policy. You, or another, will own the policy and determine who the beneficiary is. The Company will hold the policy and have a "Collateral Assignment" from the owner entitling AT&T Corp., as long as it has a collateral interest in the policy, to any death benefit amounts in excess of one times your salary, and all cash values up to an amount equal to its cumulative premiums paid. This document is a legal agreement and as such includes a significant amount of detail and warrants careful review before signing. Although somewhat unique to life insurance, a collateral assignment is similar in context to an automobile loan where the car becomes "collateral" for the money lent to buy it. In this case, a portion of the cash value and death benefit of the policy is the collateral the Company receives for contributing premium payments to "buy" the life insurance policy. The agreement is satisfied when the aggregate premiums paid by the Company are returned. Some of the major sections of the agreement are:

                                    -       Description of the
policy
                                    -       How the premiums are
paid
                                    -       How the proceeds are
paid
                                    -       How the agreement
terminates
                                    -       Claims procedure
                                    -       Description of the
assignment

The Agreement is included with this package.


Secured Benefit

Changes to the tax law over the years have required more and more of the Senior Management benefit programs to be paid from Company operating income. SMBLIP allows the Company to contribute towards the cost of this program on a timely basis while securing the benefit payment from a third party (the insurance companies).


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Taxes

Split Dollar life insurance policies have been in existence for decades. The IRS has issued several rulings over this period which treat these policies favorably from a tax perspective. However, the Company does not assure any particular tax treatment and recommends that you review your own situation with your personal attorney and/or tax advisor.


Enrollment

AT&T Corp. has selected two insurers to provide the coverage for each Senior Manager. This was done to provide the best combination of premium rates and Senior Manager protection. As such, there may be a requirement for some duplication of forms, signatures, etc. Once enrollment has been completed, however, this two insurer approach should have a minimal impact on you.

The documents required for enrolling in the Senior Management Basic Life Insurance Program are included. The Application Forms require, for this program, just a few basic pieces of information, as do the Beneficiary
Designation forms.
The documents include instructions on how to fill them out.
The Collateral Assignment requires signature only.

After completing the forms, enclose them in the self-addressed envelope and return to the Executive Human Resources Group.